Exhibit 99.1

M3-Brigade Acquisition II Corp. Announces Termination of Merger Agreement with Syniverse

NEW YORK, February 9, 2022 – M3-Brigade Acquisition II Corp. (NYSE: MBAC) (“MBAC”), a special purpose acquisition corporation, announced today that it has terminated its merger agreement with Syniverse by mutual agreement of all relevant parties. As a result, the special meeting of MBAC stockholders to approve the proposed transaction has been cancelled and MBAC will seek an alternative business combination.

Mohsin Y. Meghji, the Chief Executive Officer of MBAC, said: “We are disappointed that recent changes in market conditions made it impossible to consummate our proposed merger, but Syniverse is a great company with a strong management team and we are confident that it has a very bright future.”

The rate of MBAC stockholder redemptions for the proposed transaction would have exceeded the minimum condition for closing. “Although the parties collaboratively sought potential solutions in anticipation of high redemptions as a result of the recent turbulence in capital markets and growth stocks, these same conditions prevented the parties from reaching agreement on modifying the transaction terms,” said Donald E. Morgan III, the Founder, Managing Partner and Chief Investment Officer of Brigade Capital Management, LP. “Nobody on the MBAC team is happy to have a failed deal and rest assured that we will have alternative sources of financing in hand for our next proposed combination,” he continued.

MBAC closed its initial public offering on March 8, 2021 and has 24 months from such date to complete its initial business combination.

About MBAC

MBAC is a special purpose acquisition corporation formed for the purpose of effecting a merger, stock purchase or similar business combination with one or more businesses. MBAC is led by key executives of M3 Partners, LP, a leading financial advisory services firm that specializes in assisting companies at inflection points in their growth cycle, and Brigade Capital Management, LP, a leading global investment advisor that was founded in 2006 to specialize in credit-focused investment strategies and has approximately $30 billion in assets under management.

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For more information, contact:

Kristin Celauro

M3-Brigade Acquisition II Corp.

kcelauro@m3-partners.com

+1.212.202.2223